Exhibit 99.1
Keros Therapeutics to Present at the Jefferies Virtual London Healthcare Conference

Lexington, Massachusetts – November 11, 2021 – Keros Therapeutics, Inc. (“Keros”) (Nasdaq: KROS), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel treatments for patients suffering from hematological and musculoskeletal disorders with high unmet medical need, today announced that Keros’ President and Chief Executive Officer Jasbir S. Seehra, Ph.D. will present at the Jefferies Virtual London Healthcare Conference.

The presentation will be available on Thursday, November 18 starting at 3:00 a.m. ET at https://wsw.com/webcast/jeff201/kros/1864242 and archived in the Investors section of the Keros website at https://ir.kerostx.com. A replay will be available for 90 days following the conclusion of the event.

About Keros Therapeutics, Inc.

Keros is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel treatments for patients suffering from hematologic and musculoskeletal disorders with high unmet medical need. Keros is a leader in understanding the role of the transforming growth factor-Beta, or TGF-ß, family of proteins, which are master regulators of red blood cell and platelet production as well as of the growth, repair and maintenance of muscle and bone. Keros’ lead protein therapeutic product candidate, KER-050, is being developed for the treatment of low blood cell counts, or cytopenias, including anemia and thrombocytopenia, in patients with myelodysplastic syndromes and in patients with myelofibrosis. Keros’ lead small molecule product candidate, KER-047, is being developed for the treatment of anemia resulting from iron imbalance, as well as for the treatment of fibrodysplasia ossificans progressiva. Keros’ third product candidate, KER-012, is being developed for the treatment of disorders associated with bone loss, such as osteoporosis and osteogenesis imperfecta, and for the treatment of pulmonary arterial hypertension.

Investor Contact:
Mike Biega
mbiega@soleburytrout.com
617-221-9660